Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-216594

August 13, 2019

Pricing Term Sheet

Exxon Mobil Corporation

$750,000,000 Floating Rate Notes due 2022 (the “Floating Rate Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior unsecured floating rate notes

Principal Amount:	$750,000,000

Maturity Date:	August 16, 2022

Interest Rate:

Three Month LIBOR plus 0.33% per annum payable and reset quarterly

See “Description of Notes—Interest on the Floating Rate Notes—Effect of Benchmark Transition Event” contained in the prospectus supplement filed with the SEC for the offering to which this communication relates, which describes how the coupon payments will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event, as defined in the prospectus supplement.

Interest Payment Dates:	Quarterly each February 16, May 16, August 16 and November 16, commencing November 16, 2019

Price to Public:	100.000%

Trade Date:	August 13, 2019

Settlement Date:	August 16, 2019 (T+3)*

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	30231G BA9/US30231GBA94

Anticipated Ratings:	Aaa (Moody’s Investors Service, Inc.) AA+ (Standard & Poor’s Ratings Services)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc.

Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mizuho Securities USA Inc. SG Americas Securities, LLC Standard Chartered Bank Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Loop Capital Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Bank

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

$750,000,000 1.902% Notes due 2022 (the “2022 Fixed Rate Notes”)

$1,000,000,000 2.019% Notes due 2024 (the “2024 Fixed Rate Notes”)

$1,000,000,000 2.275% Notes due 2026 (the “2026 Fixed Rate Notes”)

$1,250,000,000 2.440% Notes due 2029 (the “2029 Fixed Rate Notes”)

$750,000,000 2.995% Notes due 2039 (the “2039 Fixed Rate Notes”)

$1,500,000,000 3.095% Notes due 2049 (the “2049 Fixed Rate Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior unsecured fixed rate notes

Principal Amount:

$750,000,000 of 2022 Fixed Rate Notes

$1,000,000,000 of 2024 Fixed Rate Notes

$1,000,000,000 of 2026 Fixed Rate Notes

$1,250,000,000 of 2029 Fixed Rate Notes

$750,000,000 of 2039 Fixed Rate Notes

$1,500,000,000 of 2049 Fixed Rate Notes

Maturity Date:

August 16, 2022 for the 2022 Fixed Rate Notes

August 16, 2024 for the 2024 Fixed Rate Notes

August 16, 2026 for the 2026 Fixed Rate Notes

August 16, 2029 for the 2029 Fixed Rate Notes

August 16, 2039 for the 2039 Fixed Rate Notes

August 16, 2049 for the 2049 Fixed Rate Notes

Coupon (Interest Rate):

1.902% per annum for the 2022 Fixed Rate Notes

2.019% per annum for the 2024 Fixed Rate Notes

2.275% per annum for the 2026 Fixed Rate Notes

2.440% per annum for the 2029 Fixed Rate Notes

2.995% per annum for the 2039 Fixed Rate Notes

3.095% per annum for the 2049 Fixed Rate Notes

Interest Payment Dates:	Semi-annually each February 16 and August 16, commencing February 16, 2020, for the 2022 Fixed Rate Notes, the 2024 Fixed Rate Notes, the 2026 Fixed Rate Notes, the 2029 Fixed Rate Notes, the 2039 Fixed Rate Notes and the 2049 Fixed Rate Notes

Price to Public:

100.000% for the 2022 Fixed Rate Notes

100.000% for the 2024 Fixed Rate Notes

100.000% for the 2026 Fixed Rate Notes

100.000% for the 2029 Fixed Rate Notes

100.000% for the 2039 Fixed Rate Notes

100.000% for the 2049 Fixed Rate Notes

Benchmark Treasury:

1.50% due August 15, 2022 for the 2022 Fixed Rate Notes

1.75% due July 31, 2024 for the 2024 Fixed Rate Notes

1.875% due July 31, 2026 for the 2026 Fixed Rate Notes

1.625% due August 15, 2029 for the 2029 Fixed Rate Notes

2.875% due May 15, 2049 for the 2039 Fixed Rate Notes

2.875% due May 15, 2049 for the 2049 Fixed Rate Notes

Benchmark Treasury Yield:

1.602% for the 2022 Fixed Rate Notes

1.569% for the 2024 Fixed Rate Notes

1.625% for the 2026 Fixed Rate Notes

1.690% for the 2029 Fixed Rate Notes

2.145% for the 2039 Fixed Rate Notes

2.145% for the 2049 Fixed Rate Notes

Spread to Benchmark Treasury:

30 basis points for the 2022 Fixed Rate Notes

45 basis points for the 2024 Fixed Rate Notes

65 basis points for the 2026 Fixed Rate Notes

75 basis points for the 2029 Fixed Rate Notes

85 basis points for the 2039 Fixed Rate Notes

95 basis points for the 2049 Fixed Rate Notes

Yield to Maturity:

1.902% for the 2022 Fixed Rate Notes

2.019% for the 2024 Fixed Rate Notes

2.275% for the 2026 Fixed Rate Notes

2.440% for the 2029 Fixed Rate Notes

2.995% for the 2039 Fixed Rate Notes

3.095% for the 2049 Fixed Rate Notes

Make-Whole Call:	All or a portion of the Fixed Rate Notes will be redeemable at a redemption price equal to the greater of (x) 100% of the principal amount of the Fixed Rate Notes then outstanding to be redeemed or (y) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the Fixed Rate Notes to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), (i) at any time prior to maturity at a discount rate of Treasury plus 5 basis points, for the 2022 Fixed Rate Notes, (ii) at any time prior to July 16, 2024 (one month prior to the maturity date of the 2024 Fixed Rate Notes) at a discount rate of Treasury plus 7.5 basis points, for the 2024 Fixed Rate Notes, (iii) at any time prior to June 16, 2026 (two months prior to the maturity date of the 2026 Fixed Rate Notes) at a discount rate of Treasury plus 10 basis points, for the 2026 Fixed Rate Notes, (iv) at any time prior to May 16, 2029 (three months prior to the maturity date of the 2029 Fixed Rate Notes) at a discount rate of Treasury plus 12.5 basis points, for the 2029 Fixed Rate Notes, (v) at any time prior to February 16, 2039 (six months prior to the maturity date of the 2039 Fixed Rate Notes) at a discount rate of Treasury plus 15 basis points, for the 2039 Fixed Rate Notes, and (vi) at any time prior to February 16, 2049 (six months prior to the maturity date of the 2049 Fixed Rate Notes) at a discount rate of Treasury plus 15 basis points, for the 2049 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption

Par Call:

At any time on and after July 16, 2024 (one month prior to the maturity date of the 2024 Fixed Rate Notes), the Company may redeem the 2024 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2024 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after June 16, 2026 (two months prior to the maturity date of the 2026 Fixed Rate Notes), the Company may redeem the 2026 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2026 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after May 16, 2029 (three months prior to the maturity date of the 2029 Fixed Rate Notes), the Company may redeem the 2029 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2029 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after February 16, 2039 (six months prior to the maturity date of the 2039 Fixed Rate Notes), the Company may redeem the 2039 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2039 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after February 16, 2049 (six months prior to the maturity date of the 2049 Fixed Rate Notes), the Company may redeem the 2049 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2049 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

Trade Date:	August 13, 2019

Settlement Date:	August 16, 2019 (T+3)*

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:

30231G BB7/US30231GBB77 for the 2022 Fixed Rate Notes

30231G BC5/US30231GBC50 for the 2024 Fixed Rate Notes

30231G BD3/US30231GBD34 for the 2026 Fixed Rate Notes

30231G BE1/US30231GBE17 for the 2029 Fixed Rate Notes

30231G AY8/US30231GAY89 for the 2039 Fixed Rate Notes

30231G AZ5/US30231GAZ54 for the 2049 Fixed Rate Notes

Anticipated Ratings:	Aaa (Moody’s Investors Service, Inc.) AA+ (Standard & Poor’s Ratings Services)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc.

Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mizuho Securities USA Inc. SG Americas Securities, LLC Standard Chartered Bank Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Loop Capital Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Bank

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Company has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, Inc., 1155 Long Island Avenue, Edgewood, NY 11717, e-mail: barclaysprospectus@broadridge.com, telephone: (888) 603-5847; J.P. Morgan Securities LLC at (212) 834-4533; or Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attention: Prospectus Department, telephone: (866) 718-1649, email: prospectus@morganstanley.com.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.